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EXHIBIT 1.01

                      VIRGINIA ASSOCIATION OF REALTORS(R)
                  CONTRACT FOR PURCHASE OF UNIMPROVED PROPERTY

This CONTRACT FOR PURCHASE OF UNIMPROVED PROPERTY made as of November 4, 2005, between I.H. Baker (the "Seller", whether one or more), whose address is 104 Smithleigh Circle, Stanton, VA 24401, and Seawright Holdings Inc. or Assigns (the "Purchaser", whether one or more), whose address is 600 Cameron Street, Alexandria, VA 22314 provides: The Listing Company (who represents Seller) is Century 21 Real Estate Unlimited and the Selling Company (who does [X] or does not [ ] represent Purchaser) is Century 21 Real Estate Unlimited.

1. REAL PROPERTY: Purchaser agrees to buy and Seller agrees to sell the land and all improvements thereon located in the County or City of Augusta, Virginia and described as (legal description): 29.63 Acres situate on the east side of Interstate 81 and south side of Va, state Rt. 275 in Augusta County Virginia.

     Tax Map # 46-84, 46-B4C, 46-84D, 46-84E. Deed Book 972, Page 573.

     and more commonly known as Baker Business Park, together with the items described in paragraph 2, the ("Property").

2. PERSONAL PROPERTY INCLUDED: The following items of personal property are included in this sale:
     ___________________________________________________________________________
     ___________________________________________________________________________

3. PURCHASE PRICE: The Purchase Price (the "Purchase Price") of the Property is $2,400,000.00.
     (x) This sale shall be in gross, and the purchase price shown above shall be the exact sales price.
     (_) The Purchase Price shall be adjusted at settlement to an exact purchase price of $_________ per (sq. ft.) (acre). The exact area to be determined by a survey to be made by a licensed surveyor and paid for by _____________. The Purchaser shall pay to the Seller at settlement the purchase price in cash or by cashier's check, subject to the prorations herein and from the following sources:

     (_)(a) THIRD PARTY FIRST TRUST: This sale is subject to Purchaser's obtaining (_) or assuming (_): a conventional (_), or other (describe) (_______________________________) loan secured by a first deed of trust lien on the Property in the principal amount of $______________________, or _______% of the Purchase Price bearing interest at a fixed rate not exceeding ________% per year, or an adjustable rate with an initial rate not exceeding _____% per year and a maximum rate during the term of the loan not exceeding ______% per year, or at the market rate of interest at the time of settlement, amortized over a term of _______ years, and requiring not more than a total of __________ loan discount points, excluding a loan origination fee, or an assumption fee not exceeding $_______________. (If this contract provides for the assumption of a loan: (i) the parties ackowledge that the balance set forth above is approximate and that the principal amount to be assumed will be the outstanding principal balance on the date of settlement, and (ii) Purchaser shall assume all obligations of Seller under such loan.)

     (_)(b) THIRD PARTY SECOND TRUST: As set forth in paragraph 5, this sale is also subject to Purchaser's obtaining a loan secured by a second deed of trust lien on the Property in the principal amount of $_________, or ____________% of the Purchase Price bearing interest at a rate not exceeding ________% per year, amortized as follows ____________________________, and requiring not more than a total of
          ________ loan discount points, excluding the origination fee.

     (_)(c) SELLER FINANCING. Seller agrees that $__________ or _________% of the Purchase Price shall be evidenced by a note made by Purchaser payable to Seller bearing interest at a rate of ____% per year amortized as follows ________________________________. The note shall be secured by a deferred purchase money (_) first, (_) second or (specify priority) ______ deed of trust lien on the Property. The deed of trust and note shall provide, among other things, that; (i) the note shall be due and payable in full if the Property, or any interest therein, is transferred, sold or conveyed; (ii) Purchaser shall have the right to prepay the note at any time in whole or in part (_) with a premium or penalty of _______% of the amount prepaid, or (_) without premium or penalty; (iii) a lot release schedule shall be provided, if applicable, (iv) a late payment charge not exceeding five percent of


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          the payment may be assessed by seller for any payment more that seven
          (7) calendar days late; (v) a default under the terms of any prior financing shall constitute a default under the note and deed of trust;
          (vi) the note and deed of trust shall otherwise be in form satisfactory to Seller, (vii) other terms: __________________________. If this Contract provides for SELLER FINANCING, then (i) such financing shall be contingent upon review and approval by Seller of a current credit report on each Purchaser and a current personal financial statement of each Purchaser, which documents must be provided to Seller within ________ business days following execution of this Contract by both parties; (ii) Purchaser shall properly record applicable deed of trust, at its expense, at settlement; and (iii) Purchaser may not assign this Contract in whole or in part, without the prior written consent of Seller, which Seller shall be under no obligation to give. Any deed of trust securing SELLER FINANCING; (i) shall contain a provision requiring the trustees under said deed of trust, without the necessity of obtaining the prior consent or joiner of the noteholder, to release land for easements and rights of ways, and/or land to be dedicated for public use from the above mentioned trust without curtailment and at no cost to Purchaser, provided such releases in their aggregate total less than _______% of the total land area originally encumbered by the deed of trust, (ii) shall provide that Purchaser shall have the right, at any time after settlement, to raze existing improvements, out fill, grade, erect improvements and do all other things Purchaser believes necessary in the development of the Property, (_) with or (_) without obligation to make any prepayment on account of the debt secured by the deferred purchase money deed of trust.

     (d)  OTHER FINANCING TERMS: "SEE ADDENDUM 1 OF 1"
          ______________________________________________________________________
          ______________________________________________________________________

4. DEPOSIT: (a) Purchaser has made a Deposit with Century 21 Real Estate (the "Escrow Agent") of Fifty Thousand Dollars ($50,000.00) (the "Deposit") in cash (_), by check (x), bank letter of credit (_), or by note (_) due and payable on ______________,____ receipt of which is hereby acknowledged. Upon ratification of this Contract by all parties, the Deposit shall be held in escrow by the Escrow Agent. If the transaction does not settle, the Deposit shall be held or disbursed in accordance with the regulations of the Real Estate Board/Commission, or other governing law.

5.   FINANCING:
     (a) This Contract is contingent upon Purchaser obtaining and delivering to Seller a written commitment or commitments, as the case may be, for the third-party financing, or loan assumption required in paragraph 3. Purchaser agrees to make written application for such financing or assumption (including the payment of any required application, credit, or appraisal fees) within five (5) business days of the date of acceptance of this Contract and to diligently pursue obtaining a commitment for such financing.
     (b) If Purchaser does not obtain such written commitment and so notifies Seller or Selling Company or Listing Company in writing before 5:00 p.m. local time on ______________, ____ (if date is not filled in, the date shall be the same date set forth in paragraph 7), then if Purchaser is otherwise in compliance with the terms of this Contract, this Contract shall terminate upon giving such a notice and the Deposit shall be refunded to Purchaser. If Purchaser does not obtain such a written commitment and notice thereof is not received by the deadline, or such later deadline as the parties may agree upon in writing, then Purchaser's financing contingency set out in subparagraph 5(a) above shall nonetheless continue unless Seller gives buyer written notice of intent to terminate this Contract. If Seller gives Purchaser such notice, this Contract shall terminate as of 5:00 p.m. local time on the third day following Seller's delivery of such notice to Purchaser unless before that time Purchaser has delivered to Seller a commitment in compliance with the provisions of subparagraph 5(a) above, or a removal of Purchaser's financing contingency and evidence of the availability of funds necessary to settle without such financing.
     (c) If the balance of the Purchase Price in excess of the Deposit is to be paid in cash without third party or seller financing. Purchaser shall give the Seller written verification from Purchaser's bank or other sources within fifteen (15) days after the date this Contract is fully ratified that Purchaser has or can have the balance of the Purchase Price in cash not later than the settlement date. If Purchaser fails to give such verification within such time, Seller may terminate this Contract by giving Purchaser written notice thereof within ten (10) days after the date by which verification was to be given.


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     (d) Unless specified in a written contingency, neither this Contract nor
     Purchaser's financing is dependent or contingent on the sale or settlement or lease of other real property.
     (e) The occurrence of any of the following shall constitute a default by Purchaser under this Contract:
          (i) Purchaser fails to make timely application for any financing provided for hereunder, or to diligently pursue obtaining such financing;
          (ii) Purchaser fails to lock in the interest rate(s) provided for hereunder and the rate(s) increase so that Purchaser no longer qualifies for the financing;
          (iii) Purchaser fails to comply with the lender's reasonable requirements in a timely manner;
          (iv) Purchaser fails to notify the lender, Seller or Listing Company promptly of any material adverse change in Purchaser's financial situation that affects Purchaser's ability to obtain the financing;
          (v) Purchaser does not have the down payment, closing costs or fees, or other funds required to settle as provided in this Contract;
          (vi) Purchaser does or fails to do any act following ratification of this Contract that prevents Purchaser from obtaining the financing; or
          (vii) Purchaser makes any deliberate misrepresentation, material omission, or other inaccurate submission or statement that results in Purchaser's inability to secure the financing.
     (f) Purchaser does ___ or does not __x__ intend to occupy the Property as a primary residence.
     (g) Nothing, in this Contract shall prohibit Purchaser from pursuing alternative financing from the financing specified in paragraph 3. Purchaser's failure to obtain the alternative financing shall be at Purchaser's risk, and shall not relieve Purchaser of the consequences set forth in this paragraph 5 should Purchaser fail to pursue, as required in this paragraph 5, the financing set forth in paragraph 3.

6. LOAN FEES: Except as otherwise agreed upon in this Contract, Purchaser shall pay all points, loan origination fees, charges and other costs imposed by a lender or otherwise incurred in connection with obtaining the loan or loans. The amount of any contributions Seller agrees to make under this Contract toward Purchaser's loan fees shall include miscellaneous and tax service fees charged by a lender for financing described in this Contract and which by regulation or law Purchaser is not permitted to pay.

7. SETTLEMENT; POSSESSION: Settlement shall be made at Location of Purchasers choice on or before March 20, 2006, 3/20/06. Possession of the Property shall be given at settlement, unless otherwise agreed in writing by the parties. At settlement, Seller will deliver the deed described in paragraph 14, an affidavit acceptable to Purchaser and Purchaser's title insurance company as to parties in possession and mechanic's liens, applicable non-foreign status and state residency certificates and applicable IRS
     1099 certificates.

8. EXPENSES; PRORATIONS; ROLLBACK TAXES: (a) Each party shall bear its own expenses in connection with this Contract, except as specifically provided otherwise herein. Seller agrees to pay the expense of preparing the deed and the recordation tax applicable to grantors; all expenses incurred by Purchaser in connection with the purchase, including without limitation title examination, insurance premiums, survey costs, recording costs and the fees of Purchaser's attorney, shall be borne by Purchaser. All taxes, assessments, interest, rent escrow deposits, and other ownership fees, if any, shall be prorated as of the date of settlement.
     (b) Rollback taxes shall be paid as follows: Seller.

9. BROKERAGE FEE; SETTLEMENT STATEMENTS: Seller and Purchaser authorize and direct the settlement agent to disburse to Listing Company and/or Selling Company from the settlement proceeds their respective portions of the brokerage fee payable as a result of this sale and closing under the Contract. Each of Listing Company and/or Selling Company shall deliver to the settlement agent, prior to settlement, a signed written statement setting forth the fee to which such company is entitled and stating how such fee and any additional sales incentives are to be disbursed. Seller and Purchaser authorize and direct the settlement agent to provide to each of Seller, Purchaser, Listing Company and Selling Company a copy of the unified settlement statement for the transaction.


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10.  STUDY PERIOD: Purchaser shall have 90 days from the date this Contract is executed by both Purchaser and Seller to determine, through engineering and feasibility studies, whether Purchaser's plan of development of the Property is practical. Purchaser shall contract for such studies within ten days from the date of execution, and deliver to Seller and Listing Company copies of the letter(s) ordering the studies, said letter(s) stipulating that true copies of all studies are to be sent to Seller or Listing Company, simultaneously with delivery to Purchaser. If within such study period Purchaser notifies Seller or Listing Company, in writing, that Purchaser's plan, in Purchaser's sole judgement, is not practical, Purchaser may terminate this Contract and receive a refund of the Deposit and the parties shall have no further liability or obligations hereunder, except as set forth herein. Time shall be of the essence of this provision.

11. SOIL STUDY. This Contract is contingent for ____ days from date of execution of this Contract by both Purchaser and Seller to allow _______________ at its expense to obtain a soil study and/or percolation test, which shall lawfully allow for the erection and use of _______________________________ on the Property. Such study or test shall be pursued diligently and in good faith and if such study or test reveals that Purchaser's intended use of the Property is not permissible or practicable, Purchaser shall have the right, upon written notice to Seller, to terminate this Contract, in which event the Deposit shall be returned to Purchaser and the parties shall have no further liability or obligations hereunder, except as set forth herein.

12. ACCESSS: Purchaser and Purchaser's agents and engineers shall have the right to enter onto the Property at all reasonable times prior to settlement for purposes of engineering, surveying, title or such other work as is permitted under this Contract, so long as such studies do not result in a permanent change in the character or topography of the Property. Purchaser shall not interfere with Seller's use of the Property, and Purchaser, at Purchaser's expense, shall promptly restore the Property to its prior condition upon completion of Purchaser's studies or work. Purchaser shall keep the Property free and clear from all liens resulting from its work, studies, investigations or other activities performed pursuant to this Contract and shall indemnify and hold Seller harmless against any loss or liability to person or property resulting from Purchaser's presence or activities on the Property. This obligation shall survive settlement and transfer of title and possession to the Property.

13. RISK OF LOSS: All risk of loss or damage to the Property by fire, windstorm, casualty, or other cause is assumed by Seller until settlement. In the event of substantial loss or damage to the Property before settlement, Purchaser shall have the option of either (i) terminating this Contract and recovering the Deposit, or (ii) affirming this Contract, in which event Seller shall assign to Purchaser all of Seller's rights under any policy or policies of insurance applicable to the Property.

14. TITLE: At settlement Seller shall convey the Property to Purchaser by general warranty deed containing English covenants of title (except that conveyance from a personal representative of an estate or from a trustee or institutional lender shall be by special warranty deed), free of all encumbrances, tenancies and liens (for taxes and otherwise), but subject to such restrictive covenants and utility easements of record which do not materially and adversely affect the use of the Property for Purchaser's intended purposes or render the title unmarketable. If the Property does not abut a public road, title to the Property must include a recorded easement providing adequate access thereto. In the event this sale is subject to a financing contingency under paragraph 3(a) or 3(b), the access to a public road must be acceptable to each lender. If the examination reveals a title defect of a character that can be remedied by legal action or otherwise within a reasonable time, then Seller, at Seller's expense, shall promptly take such action as is necessary to cure such defect. If the defect is not cured within 60 days after Seller receives notice of the defect, then Purchaser shall have the right to (i) terminate this Contract, in which event the Deposit shall be returned to Purchaser, and Purchaser and Seller shall have no further obligations hereunder, or (ii) waive the defect and proceed to settlement with no adjustment to the Purchase Price. If Seller has agreed to cure such defect, the parties agree that the settlement date prescribed in paragraph 7 shall be extended as necessary to enable Seller to cure such title defect, but not for more than 60 days unless agreed by the parties.
     ..IF PURCHASER HAS NOT EXERCISED ITS RIGHT IN (i) OR (ii) WITHIN THE 60-DAY TIME PERIOD, THEN SELLER MAY TERMINATE CONTRACT AND THE PARTIES SHALL HAVE NO FURTHER OBLIGATION TO EACH OTHER..

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15.  PROPERTY OWNERS' ASSOCIATION DISCLOSURE: Seller represents that the
     Property is ____ or is not _x_ located within a development which is subject to the Virginia Property Owners' Association Act, Section 55-508 et seq. of the Code of Virginia (the "Act"). If the Property is within such a development, the Act requires Seller to obtain from the property owners' association (the "Association") an association disclosure packet and provide it to Purchaser. The information in the disclosure packet shall be current as of a date specified on the disclosure packet. Purchaser may cancel this Contract (i) within three (3) days after the date of the Contract, if Purchaser received the disclosure packet (or notice that the packet will not be available) on or before the date Purchaser executed this Contract; (ii) three days after receiving the association disclosure packet or being notified that the association disclosure packet will not be available, if the packet or such notice is hand delivered; or (iii) within six (6) days after postmark date if the packet or notice that the packet will not be available is sent to Purchaser or United States mail. Purchaser may cancel this Contract at any time prior to settlement if Purchaser has not received the association disclosure packet or notice that the packet will not be available. Written notice of cancellation shall be hand delivered or sent by United States mail, return receipt requested, to Seller. Purchaser's right to receive the association disclosure packet and the right to cancel this Contract are waived exclusively if not exercised before settlement. Purchaser shall have the right to request from the Association an update of the disclosure packet specifying any material changes to the statements previously furnished. Purchaser may be required to pay a fee for such update.

16. MECHANICS LIEN NOTICE: (a) Virginia law (ss. 43-1 et seq.) permits persons who have performed labor or furnished material for the construction, removal, repair or improvement of any building or structure to file a lien against the Property. This lien may be filed at any time after the work is commenced or the material is furnished, but not later than the earlier of
     (i) 90 days from the last day of the month in which the leinor last performed work or furnished materials or (ii) 90 days from the time the construction, removal, or improvement is terminated. AN EFFECTIVE LIEN FOR WORK PERFORMED PRIOR TO THE DATE OF SETTLEMENT MAY BE FILED AFTER SETTLEMENT. LEGAL COUNSEL SHOULD BE CONSULTED. (b) Seller shall deliver to Purchaser at settlement an affidavit, on a form acceptable to Purchaser's lender, if applicable, signed by Seller that no labor or materials have been furnished to the Property within the statutory period for the filing of mechanics' or materialmens' liens against the Property. If labor or materials have been furnished during the statutory period, Seller shall deliver to Purchaser an affidavit signed by Seller and the person(s) furnishing the labor or materials that the costs thereof have been paid.

17.  [CROSSED OUT.]

18. NOTICE TO PURCHASER(S): Purchaser should exercise whatever due diligence Purchaser deems necessary with respect to information on any sexual offenders registered under Chapter 23 (sec 19.2-987 et seq.) of Title 19. Such information may be obtained by contacting your local police department or the Department of State Police, Central Records Exchange at (804) 674-2000 or www.state.va.us/vsp/vsp.html.

19. DEFAULT: If Seller or Purchaser defaults under this Contract, the defaulting party, in addition to all other remedies available at law or in equity, shall be liable for the brokerage fee referenced in paragraph 9 hereof as if this Contract had been performed and for any damages and all expenses incurred by the non-defaulting party, Listing Company and Selling Company in connection with this transaction and the enforcement of this Contract, including, without limitation attorneys' fees and costs, if any. Payment of a real estate broker's fee as the result of a transaction relating to the property which occurs subsequent to a default under this Contract shall not relieve the defaulting party of liability for the fee of Listing Company in this transaction and for any damages and expenses incurred by the non-defaulting party, Listing Company and Selling Company in connection with this transaction. In any action brought by Seller, Purchaser, Listing Company or Selling Company under this Contract or growing out of the transactions contemplated herein, the prevailing party in such action shall be entitled to receive from the non-prevailing party or parties, jointly and severally, in addition to any other damages or awards, reasonable attorneys' fees and costs expended or incurred in prosecuting or defending such action.

20. OTHER TERMS: (Use this space for additional terms not covered in this Contract.) * See Addendum 1 of 1 *.


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21.  BROKERS; LICENSEE STATUS: (a) Listing Company and Selling Company may from time to time engage in general insurance, title insurance, mortgage loan, real estate settlement, home warranty and other real estate-related businesses and services, from which they may receive compensation during the course of this transaction, in addition to real estate brokerage fees. The parties acknowledge that Listing Company and Selling Company are retained for their real estate brokerage expertise, and neither has been retained as an attorney, tax advisor, appraiser, home inspector, engineer, surveyor, or other professional service provider.
     (b) Disclosure of Real Estate Board/Commission licensee status, if any is required in this transaction: ____________________________________________.

22. MISCELLANEOUS: This Contract may be signed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document. Documents delivered by facsimile machine shall be considered as originals. Unless otherwise specified herein, "days" mean calendar days. For the purpose of computing time periods, the first day shall be the day following the date this Contract is fully ratified. This Contract represents the entire agreement between Seller and Purchaser and may not be modified or changed except by written instrument executed by the parties. This Contract shall be construed, interpreted and applied according to the laws of the state in which the Property is located and shall be binding upon and shall inure to the benefit of the heirs, personal representatives, successors, and assigns of the parties. To the extent any handwritten or typewritten terms herein conflict with or are inconsistent with the printed terms hereof, the handwritten and typewritten terms shall control. Whenever the context shall so require, the masculine shall include the feminine and singular shall include the plural. Unless otherwise provided herein, the representations and warranties made by Seller herein and all other provisions of this Contract shall be deemed merged into the deed delivered at settlement and shall not survive settlement.

23. ACCEPTANCE: This Contract, when signed by Purchaser, shall be deemed an offer to enter into a bilateral contract. If not accepted by Seller by 5pm (time) November 21, 2005, it shall become null and void.


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WITNESS the following duly authorized signatures and seals. (SEPARATE ALL
COPIES BEFORE SIGNING BELOW)

11/14/05       /s/ I.H. Baker                11/10/05  /s/ Joel Sens
-------------------------------------        -----------------------------------
Date           SELLER                        Date      PURCHASER
               I.H. BAKER                    Seawright Holdings Inc. or ___


-------------------------------------        -----------------------------------
SOCIAL SECURITY NUMBER                       SOCIAL SECURITY NUMBER


11/14/05  /s/ signature
-------------------------------------        -----------------------------------
DATE      Attorney-in-fact                   DATE      PURCHASER


-------------------------------------        -----------------------------------
SOCIAL SECURITY NUMBER                       SOCIAL SECURITY NUMBER



--------------------------------------------------------------------------------
For information purposes only:

Listing Company's Name and Address:          Selling Company's Name and Address:

Century 21 Real Estate Unlimited             Century 21 Real Estate Unlimited

Office Phone:       Fax:                     Office Phone:       Fax:
MLS Broker Code:                             MLS Broker Code:
Agent Name: Steven Hill                      Agent Name: Steven Hill
Agent ID No.:                                Agent ID No.:
Agent E-mail Address:                        Agent E-mail Address:


This Contract has been executed by Purchaser and Seller as of _________, ____.

Listing Firm ____________ ;  Selling Firm __________


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                      VIRGINIA ASSOCIATION OF REALTORS(R)
                        ADDENDUM TO CONTRACT OF PURCHASE
                               ADDENDUM # 1 OF 1
                        Century 21 Real Estate Unlimited

This ADDENDUM, TO CONTRACT OF PURCHASE, which is attached to and made a part of contract of purchase (the "Contract") dated November 4, 2005, between I.H. Baker (the "Seller") and Seawright Holdings Inc. or Assigns (the "Purchaser") for the sale of that certain real property and all improvements thereon located in the County or City of Augusta, Virginia, and described in the Contract as Baker Business Park, provides as follows:

1. This contract is contingent upon a 90 day study period. Purchaser agrees to close this transaction on or before 120 days of contract ratification. STUDY PERIOD BEGINS UPON CONTRACT RATIFICATION.

2. Purchaser agrees to pay Seller a downpayment of $900,000.00 (Nine Hundred Thousand Dollars). Purchaser also agrees to pay Seller the balance, secured by a First Deed of Trust, of $1,500,000.00 (One Million Five Hundred Thousand Dollars) at a fixed rate of 7% interest to be paid quarterly "interest only" and balance of $1,500,000.00 paid in full at the end of a 5 (five) year term. NOTE and FIRST DEED OF TRUST SHALL BE IN FORM SATISFACTORY TO SELLER

3. Purchaser agrees to allow Seller to continue to market property and accept back-up contracts to this transaction.

4. Deposit of $50,000.00 to become non-refundable after 90 day study period.

5. SELLER SHALL RECEIVE AN ATTORNEY OPINION IN FORM SATISFACTORY TO SELLER THAT SELLER HAS A FIRST DEED OF TRUST, OR TILE INSURANCE WITH A TITLE INSURANCE COMPANY SATISFACTORY TO SELLER THAT SELLER HAS A FIRST DEED OF TRUST.


WITNESS the following duly authorized signatures and seals:

Nov 14, 2005   /s/ I.H. Baker                11/10/05 /s/ Joel Sens
-------------------------------------        -----------------------------------
Date           Seller                        Date      Purchaser
               I.H. Baker                    Seawright Holdings Inc. or Assign


Nov 14, 2005   /s/ signature
-------------------------------------        -----------------------------------
Date           Seller Attorney-in-fact       Date      Purchaser